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                                                                   EXHIBIT 99(C)


                                     PROXY



         For consideration hereby acknowledged and received, Scott Printing, owner of Twenty-five Thousand (25,000) shares of the $0.01 par value common stock of Golf Entertainment, Inc. does hereby constitute and appoint Ronald G. Farrell as its proxy, to vote, as Mr. Farrell deems appropriate in his sole discretion, any and all shares of Golf Entertainment, Inc. owned by Scott Printing at any annual or special meeting of shareholders of Golf Entertainment, Inc. and to execute on Scott Printing's behalf any consents required of shareholders. This proxy shall be deemed coupled with an interest, shall be irrevocable, and shall terminate on December 31, 2001.



         Executed this 1st day of November, 2000.


                                        Scott Printing, for itself and on
                                        behalf of its subsidiaries and any
                                        entity under common control therewith

                                        Scott Printing Corporation

                                        By: /s/  RAYMOND McALEER
                                            ----------------------------------

                                        Its: Treasurer
                                             ---------------------------------